UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
September 15, 2005
Date of Report (Date of earliest event reported)
Commission File Number: 000-27743
PAC-WEST TELECOMM, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	68-0383568 (I.R.S. Employer Identification No.)

1776 W. March Lane, Suite 250 Stockton, California (Address of principal executive offices)	95207 (Zip Code)
(209) 926-3300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On September 15, 2005, Pac-West Telecomm, Inc. (“Pac-West”) received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying
Pac-West that for the 30 consecutive business days preceding the date of the letter, the bid price of Pac-West’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq SmallCap Market pursuant to Nasdaq Marketplace Rule 4310(c)(4). The letter further notified Pac-West that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), Pac-West will be provided 180 calendar days, or until March 14, 2006, to regain compliance with the minimum bid price requirement. Compliance may be achieved if the bid price per share of Pac-West’s common stock closes at $1.00 per share or greater for a minimum of 10 consecutive business days prior to March 14, 2006. However, Nasdaq has the discretion to require a period in excess of 10 business days before determining that the ability to maintain long-term compliance has been demonstrated.
The letter from Nasdaq further stated that, if compliance with the minimum bid price requirement cannot be demonstrated by March 14, 2006, but Pac-West otherwise meets the applicable initial listing requirements, Pac-West may qualify for an additional 180 day compliance period. If Pac-West is not eligible for an additional compliance period, Nasdaq will provide written notice to Pac-West that its common stock will be delisted. In the event of such notification, Pac-West would have an opportunity to appeal Nasdaq’s determination to Nasdaq’s Listing Qualifications Panel.
Pac-West intends to monitor the bid price between now and March 14, 2006, and consider available options if its common stock does not trade at a level that is likely to result in Pac-West regaining compliance with the minimum bid price requirement.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
99.1	Press release dated September 16, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
PAC-WEST TELECOMM, INC.
(Registrant)
Dated: September 16, 2005

By:	/s/ Peggy McGaw

Peggy McGaw Vice President Finance

INDEX TO EXHIBITS
99.1 Press release dated September 16, 2005.